                                                                EXHIBIT 10 - iii
                                                CONFIDENTIAL TREATMENT REQUESTED


                       Technology Cooperation Agreement


     THIS TECHNOLOGY COOPERATION AGREEMENT made and entered into as of the 20th day of December, 1996

BETWEEN

MEMC ELECTRONIC MATERIALS, INC, a corporation organized under the laws of the State of Delaware, United States of America, having an office at 501 Pearl Drive, St. Peters, Missouri, U.S.A.

AND

MEMC KULIM ELECTRONIC MATERIALS SDN BHD, a corporation incorporated in Malaysia and having its registered office at 102, 1st Floor, Kompleks Antarabangsa, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia.

     WHEREAS:-

     I. MEMC has developed and possesses information and processes involving technology, equipment design, and other intangible assets and property rights of value, all of which are useful with respect to the manufacture of Wafers (as hereinafter defined).

     II. MEMC is commercially practising in the United States and elsewhere the foregoing processes embodying the technology, equipment design, assets, and property rights for the manufacture of the aforesaid Wafers;

     III. The JVC is a company established for the joint venture between MEMC and KHAZANAH NASIONAL BERHAD (formerly called KHAZANAH HOLDINGS BERHAD) pursuant to a Joint Venture Agreement (as hereinafter defined) for the purpose of manufacturing Wafers in Malaysia.

     IV. MEMC is willing to license the aforesaid technology to the JVC to assist the JVC to establish a Wafer manufacturing facility in Malaysia so as to satisfy the growing needs for Wafers of MEMC and other customers.

     V. The JVC desires to have MEMC license the aforesaid intangible assets and property rights to the JVC to the extent provided in this Agreement.

     VI. MEMC is willing to license such intangible assets and property rights to the JVC under the terms and conditions set forth in this Agreement.

     VII. Approvals required of the MINISTRY OF INTERNATIONAL TRADE AND INDUSTRY, MALAYSIA for this Agreement have been duly obtained.

     NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein and other valuable consideration, IT IS AGREED by and between the PARTIES as follows:-

ARTICLE 1         DEFINITIONS & INTERPRETATION

     1.1 As used in this Agreement, the following terms shall (unless the context otherwise requires) have the meanings set forth opposite such terms in this Article 1.1:-

          "Affiliate" : the Subsidiaries and Joint Ventures of the referenced company

          "ASEAN Region" : the following countries:-

                           i)    Thailand;
                           ii)   Singapore;
                           iii)  Malaysia;
                           iv)   Indonesia;
                           v)    Philippines; and
                           vi)   Brunei;
                           vii) and for a period of 7 (Seven) years commencing from the date of the Joint Venture Agreement, Vietnam excluding at all times, any other country which may be a member of the Association of South East Asian Nations (ASEAN)

          "Claimant": the aggrieved PARTY who seeks arbitration in accordance with Article 11

          "Date of First Commercial Production": the date of Sale by the JVC of a Qualified Prime Wafer

          "Date of First Sale" : the date on which the JVC makes its first commercial sale of a Wafer

          "Date of this Agreement" : the date first set forth above

          "Distributorship Agreement" : the Distributorship Agreement dated the same date as this Agreement between MEMC and JVC

          "Effective  Date"  : the  15th  day of  October  1996

          "Field of this Agreement" : Wafers and processes, apparatus, equipment, and materials useful in producing Wafers

          "Joint Development" : any information or invention, whether or not patentable, made or developed jointly by MEMC and the JVC, with or without the assistance of one or more third parties

          "Joint   Venture"  :  any  company  or  corporation   engaged  in  the
     manufacture of Wafers in which MEMC is a stockholder or shareholder

          "Joint Venture Agreement" : the Joint Venture Agreement dated the day of 199 between MEMC and KHAZANAH NASIONAL BERHAD (formerly called KUMPULAN KHAZANAH HOLDINGS BERHAD)

          "JVC" : MEMC KULIM ELECTRONIC MATERIALS SDN BHD above described

          "JVC Equity Share" : an issued equity share in the JVC

          "JVC  Licensed   Programmes"  :  such  computer   programmes  for  the
     manufacture of Wafers and Silicon crystal growing:-

               i) as are owned by the JVC or to which the JVC is entitled to grant licences of the scope granted herein without any obligation to a third party; and

               ii) as are commercially in use at the JVC Plant from time to time

          "JVC Patents" : all patents and patent applications which are hereafter owned or acquired by the JVC

          "JVC Plant" : the factory and necessary ancillary facilities to be constructed and equipped by the JVC in Malaysia for the manufacture of the Product

          "JVC Technical Information" : any information or invention made or developed by the JVC within the Field of this Agreement, whether patentable or non- patentable, including but not limited to data and other information relative to research and pilot plant projects

          "KLRAC" : REGIONAL CENTRE FOR ARBITRATION, KUALA LUMPUR established under the auspices of the ASIAN- AFRICAN LEGAL CONSULTATIVE COMMITTEE

          "Mechanical Completion" : the date on which utilities and machinery are installed in the JVC Plant and are ready to begin processing raw materials to produce Wafers

          "MEMC" : MEMC ELECTRONIC MATERIALS, INC above described

          "MEMC  Licensed   Programmes"  :  such  computer  programmes  for  the
     manufacture of Wafers and Silicon crystal growing:-

               i) as are owned by MEMC or to which MEMC is entitled to grant licences of the scope granted herein without any obligation to a third party; and

               ii) as are commercially in use at the MEMC Plants from time to time

          "MEMC Patents" : the patents and patent applications identified in "Annexure B" and all patents issued by or patent applications filed in Malaysia which are hereafter owned or acquired by MEMC

          "MEMC's Plants" : MEMC's and its Subsidiaries' plants engaged in the commercial manufacture of Wafers from polycrystalline Silicon

          "MEMC Technical Information" : any and all information, know-how, apparatus and processes commercially in use at MEMC's Plants for manufacturing Wafers and Silicon crystal growing on or after the Date of this Agreement INCLUDING:-

     [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC]

          "MEMC Trademarks" : the trade marks, trade names and service marks described in "Annexure D" of which MEMC is the proprietor

          "MSIE" : million square inch equivalent being a unit to measure the surface area of Wafers

          "Net Sales Proceeds" : the gross selling price (ie. invoice price) of Wafers sold by MEMC (pursuant to the Distributorship Agreement) less as may be separately stated in JVC's or (as applicable) MEMC's invoice to its customer, any charges for transport, shipping and insurance, sales and other similar taxes, export duties and sales discounts

          "New Products" : [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC]

          "PARTIES" : MEMC and the JVC

          "PARTY" : either of the PARTIES

          "Prime Wafers" : Wafers which meet customer specifications for prime wafers and are used by a customer as direct substrates of semiconductor devices

          "Qualification" and "Qualified" : approval by a purchaser of Wafers for a manufacturer of Wafers to sell from a particular manufacturing facility or plant to the purchaser, Wafers having certain specifications

          "Respondent"  : the PARTY against whom a claim is brought  pursuant to
     Article 11

          "Rules" : the Rules of Arbitration of the Regional Centre for Arbitration, Kuala Lumpur as described in Article 11.2

          "Sale" or "Sold" : when Wafers are invoiced to MEMC ( as sold by JVC pursuant to the Distributorship Agreement)

          "Silicon" : a semiconductor  grade of elemental  silicon of sufficient
     purity  and   crystalline   structure   essential  in  the  manufacture  of
     semiconductor devices

          "Subsidiary" : a company or corporation, 100% (One Hundred Percent) of whose entire stock or shares which is eligible to be voted for the election of directors is owned or controlled, directly or indirectly, through stock or share ownership by another company or corporation

          "Technical Design Package" : the technical design package described in
     Article 2.2

          "Technical Fees" : the licence initiation fee and the running royalty described in Articles 5.1 and 5.2 respectively

          "Third Party" : any individual, corporation, partnership, trust or other business organization or entity other than MEMC, the JVC and their respective Affiliates

          "Wafers" : [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC]

     1.2 The Annexures hereto shall be taken, read and construed as essential parts of this Agreement. The headings in this Agreement are inserted for convenience of reference only and shall not be taken, read and construed as essential parts of this Agreement. All references to Recitals, Annexures and Articles shall be references to recitals and annexures to and articles of this Agreement.

     All references to provisions of statutes include such provisions as modified, re- certified or re-enacted. Words applicable to natural persons include any body of persons, company, corporation, firm or partnership corporate or incorporate and vice versa. Words importing the masculine gender shall include the feminine and neuter genders and vice versa. Words importing the singular number shall include the plural number and vice versa.

     Where two or more  persons or parties  are  included  or  comprised  in any expression, agreements, covenants, terms, stipulations and undertakings expressed to be made by or on the part of such persons or parties shall, unless otherwise provided herein, be deemed to be made by and be binding upon such persons or parties jointly and severally.

     All references to a company includes such company's successors-in-title and permitted assigns. All references to this Agreement shall include all amendments and modifications to this Agreement as shall from time to time be in force.

     In computing time for the purposes of this Agreement, unless the contrary intention appears, a period of days from the happening of an event or the doing of any act or thing shall be deemed to be exclusive of the day on which the event happens or the act or thing is done and if the last day of the period is a weekly or public holiday in Malaysia or the United States of America, the period shall include the next following day which is not a weekly or public holiday in Malaysia or the United States of America.

ARTICLE 2                  TECHNICAL INFORMATION AND ASSISTANCE

     2.1 In consideration of the JVC's performance of its obligations under this Agreement, MEMC shall provide technical assistance, consultation, advice, and the like to the JVC to enable the JVC to design, construct, and operate a plant in Malaysia with an initial nominal production capacity of approximately 100 MSIE of polished Wafers per year utilizing the MEMC Technical Information provided hereunder, subject to allowance for local labor and manufacturing conditions, including available raw materials. The JVC Plant shall initially include process capabilities for 200mm wafers from crystal growing through polishing.

     2.2 The technical assistance referenced in Article 2.1 shall include the delivery to the JVC of a technical design package written in English in terms of standard engineering practices and shall include 1 (One) reproducible set of full-size engineering drawings. All drawings, data sheets, specifications, etc. provided in the Technical Design Package shall be in units of the International System of Units and applicable United States standards and codes such as ASME, TEMA, ANSI, and NEC. Any transformation to standards and codes of Malaysia shall be the responsibility of the JVC which shall prepare or cause to be prepared, all the detailed design and construction drawings and specifications for the JVC Plant based on the Technical Design Package provided by MEMC.

     2.3 The JVC acknowledges that so as to enable MEMC to prepare the Technical Design Package, it was necessary for MEMC to obtain (and incur costs in relation thereto) the information specific to the site of the JVC Plant and on local legal requirements set forth in "Annexure A" all of which costs shall be reimbursed by the JVC to MEMC upon the JVC's receipt of MEMC's invoice therefor.

     2.4 MEMC shall arrange for the technical training until the Date of First Commercial Production of certain technical personnel of the JVC in one or several of MEMC's Plants. All training will be in English. The time and duration of such training and the number of the JVC's personnel to be trained shall be arranged by mutual consent of the PARTIES and the JVC will pay all salaries, benefits, travelling, living, visa, and other expenses of its own personnel incurred during the training pursuant to this Article 2.4.

     2.5 Following the Date of First Commercial Production and for so long as MEMC holds a direct and/or indirect interest in [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] or more of the total number of JVC Equity Shares and maintains control of and over the JVC and this Agreement continues to have full force and effect, MEMC shall supply, at the JVC's expense, such qualified technical personnel experienced within the Field of this Agreement as shall be mutually agreed upon between MEMC and the JVC and provide assistance to the JVC in operating the JVC Plant in accordance with this Agreement.


ARTICLE 3       NEW TECHNOLOGY AND OTHER MATTERS RELATED TO LICENSED TECHNOLOGY

     3.1 The obligations of the JVC and MEMC set forth in this Article 3 shall commence on the Date of this Agreement and continue until termination or expiration of this Agreement.

     3.2 MEMC Technical Information and MEMC Licensed Programmes related to the production of a New Product shall be disclosed by MEMC to the JVC in the manner described in Article 3.5 only at such time as the JVC commits to producing commercial quantities of a New Product. A resolution of the JVC's Board of Directors committing to the installation of equipment to produce a New Product shall be evidence of the JVC's commitment to produce commercial quantities of a New Product. The PARTIES shall agree on the procedure for the initial transfer of Technical Information and MEMC Licensed Programmes related to a New Product at such time as the JVC commits to producing commercial quantities of a New Product.

     3.3 In consideration of the performance by the JVC of its obligations under this Agreement and for no additional payment, MEMC shall disclose to the JVC, all MEMC Technical Information and MEMC Licensed Programmes developed during the term of this Agreement. MEMC's obligations under this Article 3.3 shall be fulfilled in the manner described in Article 3.5.

     3.4 In consideration of the performance by MEMC of its obligations under this Agreement and for no payment, the JVC shall disclose to MEMC, all JVC Technical Information and JVC Licensed Programmes developed during the term of this Agreement. The JVC's obligations under this Article 3.4 shall be fulfilled in the manner described in Article 3.5.

     3.5 MEMC shall permit representatives of the JVC and the JVC shall permit representatives of MEMC to inspect, examine, and study, respectively MEMC's and the JVC's machinery, equipment, including detailed engineering drawings thereof, manufacturing processes and documents related thereto, MEMC's Plants or the JVC's Plant and related control laboratories, wherever located, engaged in the commercial production of Wafers to the extent that any of the foregoing embody information required to be disclosed to the other party hereto.

     The number of the JVC's or MEMC's representatives and the time and duration of their visits to MEMC's Plants or the JVC's Plant and laboratories shall be subject to MEMC's or the JVC's approval, respectively, it being understood that such inspection, examinations and studies shall not interfere with MEMC's or the JVC's operation, and such inspections shall not be excessive.

     The visit of a representative of either party as provided for in this section shall not be disapproved or limited without good cause. It is understood and agreed that the expenses of the visiting party shall be borne by the visiting party.

     3.6 The JVC shall cause each of its employees as a term of his employment, to enter into a written agreement in the form of "Annexure C" (together with such modifications thereto as MEMC may require from time to time) which require such employee to assign to the JVC, all inventions conceived or made during their employment with the JVC within the Field of the Agreement (whether or not patentable) and which permit the JVC to disclose, use, patent and license such inventions to MEMC.

     3.7 Notwithstanding anything contained herein to the contrary, the PARTIES shall be obligated under this Agreement to supply only such information, MEMC Technical Information and MEMC Licensed Programmes and JVC Technical Information and JVC Licensed Programmes and licences of third party patents as each has the legal right to supply and only to the extent and manner set forth in this Agreement.

     If at any time disclosure of any information required under this Agreement requires any payments to third parties, such disclosure shall be made only after the party seeking disclosure has agreed to bear the cost of such payments. In the event such payments are requested by the JVC, the JVC shall obtain governmental approval, if required, for such payments.


ARTICLE 4    RIGHTS AND LICENCES

     4.1 For the term of this Agreement, MEMC grants to the JVC, [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] licence:-

          4.1.1 to use the MEMC Technical Information provided to the JVC pursuant to Articles 2.1 and 3.3 to manufacture Wafers in Malaysia;

          4.1.2 under the MEMC Patents to the extent necessary to manufacture Wafers in Malaysia using MEMC Technical Information provided to the JVC pursuant to Articles 2.1 and 3.3;

          4.1.3 to sell in the ASEAN Region and for use in the ASEAN Region Wafers manufactured under the licences granted in Articles 4.1.1 and 4.1.2 ; and

          4.1.4 to sell to MEMC (upon such terms and conditions as may be agreed upon between the JVC and MEMC and for resale by MEMC), Wafers manufactured under the licences granted in Articles 4.1.1 and 4.1.2.

     4.2 The JVC hereby grants to MEMC and its Affiliates, [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] license to make, have made, use or sell the inventions claimed in the JVC Patents and comprising the JVC Technical Information.

     The rights and licences granted to MEMC and in this Article 4.2 shall include an absolute and unfettered right to assign or sublicense such rights to others.

     The JVC shall and shall cause its legal representatives and employees at MEMC's request made at any time and from time to time after the execution of this Agreement to take such further action and execute, acknowledge, and deliver such additional documents and instruments as may be necessary to effectuate this
Article 4.2. If governmental approval is required to effectuate the provisions of this Article 4.2, the JVC shall use its best efforts to obtain the said approval.

     4.3 MEMC hereby grants to the JVC:-

          4.3.1 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] licence to install, use, and execute the MEMC Licensed Programmes on computers at the JVC Plant in support of the internal business activities of the JVC; and

          4.3.2 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] licence to make and use only at the JVC Plant any modifications or derivative works thereof created by the JVC or its employees, servants and agents.

     The JVC acknowledges that the MEMC Licensed Programmes are confidential to MEMC and the JVC's duties of confidentiality with respect to the MEMC Licensed Programmes shall be the same as those set forth in Article 7 with respect to MEMC Technical Information.

     4.4 The JVC hereby grants to MEMC and its Affiliates, [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] license to install, use, and execute the JVC Licensed Programmes and to make and use any modifications or derivative works thereof. The rights granted to MEMC and its Affiliates in this Article 4.4 shall include the right to sub-license such rights to others.

     MEMC understands that the JVC Licensed Programmes may embody valuable confidential information of the JVC and MEMC's duties of confidentiality with respect to the JVC Licensed Programmes shall be the same as those set forth in
Article 7 with respect to the JVC Technical Information.


ARTICLE 5   PAYMENTS

     5.1 As consideration for the rights, licences and assistance provided under this Agreement, the JVC shall pay to MEMC a licence initiation fee of [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC]. This licence initiation fee shall be non-refundable and not creditable against any royalties, fees or other payments due to MEMC pursuant to this Agreement and shall be paid by four instalments based upon the following milestones:

     [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC]

     5.2 As further consideration for the rights, licences and assistance provided under this Agreement, the JVC shall pay to MEMC a running royalty of [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] per annum of Net Sales Proceeds commencing from the Date of First Sale.

     The PARTIES shall meet at least 6 (Six) months prior to the expiration of the period of [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] years commencing from the Date of First Sale to try and reach an agreement on the applicable rate of running royalty for a further period of [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] years commencing immediately after the expiration of [CONFIDENTIAL MATERIAL HAS
BEEN DELETED AND FILED SEPARATELY WITH SEC] years from the Date of First Sale.

     If the PARTIES fail to arrive at an agreement on the applicable rate for the revised running royalty, this difference shall be referred to arbitration in accordance with Article 11 (save that the single arbitrator selected by (as applicable) the PARTIES or KLRAC, shall be a person with knowledge and/or experience in the commercial aspects of the Silicon Wafer industry and who is not a citizen of the United States of America or Malaysia). The arbitrator shall be instructed to select the revised running royalty proposed by either MEMC or by the JVC as the running royalty applicable for the renewed period of this Agreement and to issue the arbitral award as soon as may be possible prior to the commencement of such renewal period.

     5.3 The running royalty referred to in Article 5.2 shall be computed semi-annually and shall be paid by the JVC to MEMC within 60 (Sixty) days of the last day of June and December of each calendar year, each such payment to be accompanied by a written report setting forth the quantities and descriptions of all Wafers Sold by the JVC during the period in respect of which payment is made.

     5.4 The JVC shall reimburse MEMC within 30 (Thirty) days from the JVC's receipt of MEMC's invoice therefor and MEMC shall separately invoice the JVC for (and furnish to the JVC upon the JVC's request, reasonable evidence to substantiate the amounts invoiced):-

          5.4.1 the expenses which MEMC incurs in providing to the JVC, the assistance and training described in Article 2; and

          5.4.2 all expenses paid by MEMC (in accordance with MEMC's travel policy, for travel expenses to and from their place of employment, local travel expenses, and local living expenses) to such of its personnel as provide to the JVC the assistance or training described in Article 2 of this Agreement.

     5.5 All payments hereunder by the JVC to MEMC shall be made in US Dollars to such account in New York, State of New York, United States of America as MEMC shall specify. If payment as aforesaid shall be prohibited by exchange regulation or other governmental restraint in United States of America or Malaysia, then the JVC shall make payments hereunder (as applicable) in such currency and/or to such account as shall be permitted by law and selected by MEMC.

     5.6 The JVC shall:-

          5.6.1 make due payments of such withholding tax (calculated as at the date hereof, at 10% (Ten Percent) of the amounts of the Technical Fees) as may be properly chargeable under applicable laws and treaties on the Technical Fees and deduct the withholding tax so payable from the Technical Fees; and

          5.6.2 promptly furnish to MEMC, a copy of:-

          i) the JVC's letter accompanying each payment of withholding tax deducted as aforesaid; and

          ii) the receipt issued to the JVC for the withholding tax so paid.

     5.7 Save as provided in Article 5.6, all sums payable by the JVC to MEMC shall be paid without any set-off, counter-claim, qualification or condition whatsoever.

     5.8 The JVC shall keep such detailed records as may be necessary to determine the payments due under this Agreement. At the request of MEMC, the JVC shall permit an independent public accountant selected by MEMC or an MEMC internal auditor to have access during ordinary business hours to such records as may be necessary to determine in respect to any semi-annual period, the correctness of any report and/or payment under this Agreement or information as to any sum payable for such period.

     5.9 If the JVC fails to pay on due date, any sums payable hereunder by the JVC to MEMC, the JVC shall pay to MEMC (in addition and without prejudice to MEMC's other rights and remedies in respect of the JVC's failure) interest on the aforesaid sums calculated at a rate equivalent to 2% (Two Percent) per annum above the then prevailing Base Lending Rate of MALAYAN BANKING BERHAD from the date on which the said sums are due and until the date of actual payment thereof.


ARTICLE 6   JOINT DEVELOPMENTS

     6.1 The JVC and MEMC shall jointly own all Joint Developments and all applications for patent which claim a Joint Development as an invention shall be filed in the names of and jointly owned by the JVC and MEMC.

     6.2 The JVC hereby grants MEMC, the right to prepare, file, prosecute, maintain, license and enforce on the JVC's behalf, all patents and patent applications which are jointly owned by the JVC and MEMC, for the full term of such patents and patent applications. The JVC shall and shall cause its legal representatives and employees at any time to take such further action and execute, acknowledge, and deliver such additional documents and instruments as are reasonably requested by MEMC to effectuate Article 6.1 and this Article 6.2.


ARTICLE 7   CONFIDENTIAL INFORMATION

     7.1 As from the Date of this Agreement and for 10 (Ten) years following the termination for any reason whatsoever of this Agreement, the JVC shall (subject to the provisions of Article 7.2) keep confidential all MEMC Technical Information and other secret or confidential information received by the JVC from MEMC pursuant to this Agreement and restrict access to the same to such directors, officers, employees, and representatives of the JVC as have a reasonable need for such information in carrying out their respective duties on behalf of the JVC.

     Prior to its permitting such directors, officers, employees and representatives as aforesaid, access to any MEMC Technical Information and other secret or confidential information received by the JVC from MEMC pursuant to this Agreement, the JVC shall require such persons to execute (unless they shall have previously executed the same pursuant to Article 3.6) a written agreement in such form as may be acceptable to MEMC.

     7.2 The JVC's duty of confidentiality pursuant to Article 7.1 shall not be applicable to information which:-

          7.2.1 was in the public domain at the time of disclosure or comes into the public domain;

          7.2.2 the JVC can show by written or other tangible evidence was in its possession at the time of the disclosure hereunder, and which the JVC without breach of any obligation is free to disclose to others;

          7.2.3 was received by the JVC from a Third Party or from JVC's Affiliate who did not acquire it, directly or indirectly, from MEMC under an obligation of confidentiality and which the Third Party and JVC's Affiliate without breach of any obligation is free to disclose to others; or

          7.2.4 is required to be disclosed by laws, regulations, or court orders provided that all reasonably necessary steps are taken by the JVC to the extent permitted by law, government regulations, and court orders to maintain the information as confidential, and provided further that MEMC is given advance notice that such a disclosure is being required.

     7.3 The JVC shall require all engineering contractors and other contractors and vendors in the design, engineering, equipment manufacture, and erection of the JVC Plant, prior to their having access to the MEMC Technical Information or any confidential information within the Field of this Agreement received from MEMC, to sign and shall require the aforesaid contractors and vendors also to obtain from their employees, secrecy agreements in terms acceptable to MEMC wherein such contractors and vendors and their respective employees agree for the benefit of the JVC and MEMC, to keep confidential and to use only on behalf of the JVC, any confidential information within the Field of this Agreement received, directly or indirectly, from MEMC.

     7.4 Subject to the provisions of Articles 3 and 4, as from the Date of this Agreement and for 10 (Ten) years following the termination for any reason whatsoever of this Agreement, MEMC shall keep confidential, using the same degree of care as MEMC uses with MEMC Technical Information of a like character, all JVC Technical Information and other secret or confidential information received from the JVC. MEMC's duty of confidentiality pursuant to this Article
7.4 shall not be applicable to information which:-

          7.4.1 was in the public domain at the time of disclosure or comes into the public domain;

          7.4.2 MEMC can show by written or other tangible evidence was in its possession at the time of the disclosure hereunder, and which MEMC without breach of any obligation is free to disclose to others;

          7.4.3 was received by MEMC from a Third Party or from MEMC's Affiliate who did not acquire it, directly or indirectly, from JVC under an obligation of confidentiality and which the Third Party and MEMC's Affiliate without breach of any obligation is free to disclose to others; or

          7.4.4 is required to be disclosed by laws, regulations, or court orders provided that all reasonably necessary steps are taken by MEMC to the extent permitted by law, government regulations, and court orders to maintain the information as confidential, and provided further that the JVC is given advance notice that such a disclosure is being required.


ARTICLE 8   ASSIGNABILITY

     Except as expressly provided in this Agreement, neither this Agreement nor any of the rights and obligations arising hereunder may be assigned or transferred by either party and any such purported assignment shall be null and void, except that MEMC may assign and transfer this Agreement and the rights and obligations arising hereunder to a company acquiring substantially all of the business and assets of MEMC dealing with the Field of this Agreement and the JVC shall consent to such assignment and transfer of MEMC's rights and obligations and release MEMC from all liability hereunder upon the assumption by the aforesaid company (in place of MEMC) of such liability.


ARTICLE 9   FORCE MAJEURE

     9.1 Neither of the PARTIES shall be in default hereunder by reason of its delay in the performance of or failure to perform any of its obligations hereunder if such delay or failure is caused by any contingency beyond its reasonable control, including, without limitation, war, restraints affecting shipping, strikes, lockouts, fires, accidents, floods, droughts, natural calamities, demand or requirements of a government or of any governmental subdivisions thereof, restraining orders or decrees of any court or judge having jurisdiction. If the event of a force majeure continues for a period of more than 30 (Thirty) days, the PARTIES shall discuss efforts that each can reasonably take to avoid or minimize the effect of said force majeure. If due to an event of force majeure, for a period of 180 (One Hundred And Eighty) days, either the JVC is unable to make payments to MEMC hereunder or either party is deprived of a substantial benefit it reasonably anticipated under this Agreement the party so detrimentally impacted may terminate this Agreement by written notice to the other party.

     9.2 In the event of such force majeure event, the party prevented from performing its obligations under this section shall promptly give written notice to the other party together with full details.

ARTICLE 10 NOTICES

     10.1 All notices hereunder shall be in writing signed by the PARTY by whom it is served or by its solicitors and shall be sufficiently served on the PARTY to whom it is addressed if it is delivered by hand or courier at or sent by pre-paid registered or certified post, telex or telefax (and confirmed forthwith, in the case of a notice sent by telex or telefax, by the delivery by hand or courier or by registered post of a copy of the notice) to the address set forth below of the PARTY to whom it is sent or to such address as one PARTY may from time to time notify to the other PARTY:-


           If to MEMC           :    MEMC ELECTRONIC MATERIALS, INC
                                     501 Pearl Drive (City of O'Fallon)
                                     St. Peters, Missouri
                                     United States of America
                                     Attention: President
                                     Facsimile: (314) 279- 5158

           If to the JVC        :    MEMC KULIM ELECTRONIC MATERIALS SDN BHD
                                     c/o Khaw & Hussein
                                     6th Floor, Menara Boustead
                                     69, Jalan Raja Chulan
                                     50200 Kuala Lumpur
                                     Malaysia
                                     Attention: President
                                     Facsimile: (603) 248 3904 / 244 0078

     10.2 A notice sent:-

          10.2.1 by telex or telefax (and confirmed by the delivery of a copy thereof by hand or by registered post) shall be deemed to have been served at the time (in the place of the receipt thereof) when the transmission by telex or telefax is completed provided in the case of a notice sent by telex, the sender receives at the end of the transmission, the answer back code and telex number of the addressee of such notice; or

          10.2.2 by registered post shall be deemed to have been served on the 7th (Seventh) day occurring after the date on which it is posted; or

          10.2.3 by hand to any address shall be deemed to have been served at the time it is left at such address; or

          10.2.4 by courier shall be deemed to have been served on the 7th (Seventh) day occurring after the date on which it is given to the courier company.

     Notwithstanding the foregoing provisions, if the time or day hereinbefore referred to shall not be a business day (when banks are open for business) in the place of the receipt of the notice given, such notice shall be deemed to be received on the next immediately following business day.

ARTICLE 11 ARBITRATION

     11.1 If any dispute or controversy arises at any time out of or in relation to this Agreement, the PARTIES shall seek to resolve the matter amicably through discussions between the PARTIES. If the PARTIES fail to resolve such dispute or controversy within 30 (Thirty) days by amicable arrangement and compromise or when arbitration is otherwise provided for in this Agreement, the Claimant may seek arbitration as set forth in this Article 11.

     11.2 Any dispute or controversy arising out of or in relation to or in connection with this Agreement which cannot be amicably resolved as provided in
Article 11.1 may be referred by the Claimant to arbitration by a single arbitrator pursuant to the Rules of Arbitration of the KLRAC then in force in accordance with the provisions of this Article 11. Arbitration under this
Article 11 shall be the exclusive means for a PARTY to seek resolution of any dispute or controversy arising out of, in relation to, or in connection with this Agreement except that any PARTY in dispute may bring an action before a court of competent jurisdiction for the adoption of provisional or protective measures pending the final decision or award of the arbitration.

     The single arbitrator shall be selected by agreement between the PARTIES within 60 (Sixty) days from the date on which the Claimant's request for arbitration is filed with the KLRAC pursuant to Article 11.3 or, failing agreement between the PARTIES, the KLRAC shall be the appointing authority. The single arbitrator shall be a jurist (with qualifications and experience in a common law jurisdiction) who is not a citizen of the United States of America or Malaysia.

     The arbitration shall be conducted in Kuala Lumpur.

     The arbitrator shall make every effort to find a solution to the dispute in the provisions of this Agreement, giving full effect to all parts thereof. However, if a solution cannot be found in the provisions of this Agreement, the arbitrator shall apply the substantive law of the State of Missouri, United States of America without regard to its choice of law provisions. If there is any conflict between the Rules and this Article 11, the provisions of this
Article 11 shall govern.

     11.3 The Claimant shall file a request for arbitration with the KLRAC and notify the Respondent in writing of the nature of the claim(s). After a request for arbitration of any dispute subject to arbitration under this Agreement has been filed, the PARTIES shall, upon request, make discovery and disclosure of all materials relevant to the subject of the dispute. The arbitrator shall make the final determination as to any discovery disputes between the PARTIES. Examination of witnesses by the PARTIES and by the arbitrator shall be permitted.

     Following the selection of the arbitrator as set forth above, the arbitration shall be conducted promptly and expeditiously so as to enable the arbitrator (to the extent reasonably possible) to render a decision within 120 (One Hundred And Twenty) days after the arbitrator has been appointed.

     Unless otherwise agreed by the PARTIES in dispute, the arbitration proceedings shall be conducted in English.

     11.4 The award of the arbitrator shall be final and binding on the PARTIES in dispute. Judgment on the arbitral award rendered may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

     In rendering the award, the arbitrator shall apply the terms and conditions of this Agreement in accordance with the laws governing this Agreement. The arbitrator shall state the reasons upon which the award is based and shall determine how the reasonable expenses of the arbitration are to be borne by the PARTIES in dispute.

     Each PARTY hereby  agrees that any judgment  upon an award  rendered by the
arbitration   may  be  executed   against  the  assets  of  each  PARTY  in  any
jurisdiction.

ARTICLE 12 GOVERNING LAW AND JURISDICTION

     This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Missouri, United States of America. Subject to the provisions of Article 11, the PARTIES hereby submit unconditionally to the non-exclusive jurisdiction of the courts of the State of Missouri.


ARTICLE 13 TERM, TERMINATION AND DEFAULT

     13.1 The term shall commence on the Effective Date and shall continue for [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] years following the Date of First Sale unless terminated earlier as herein provided. Upon the expiration of such [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] year period, this Agreement shall be renewed (subject to the prior written approval of the Ministry of International Trade and Industry, Malaysia and the grant of all other requisite approvals if applicable, for such renewal including the revised running royalty payable during the period of renewal) for a second period of [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] years.

     The PARTIES shall meet at least 6 (Six) months prior to the expiration of the further period of [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] years aforesaid to determine whether this Agreement shall be further renewed and if so, the terms applicable to such further renewal period.

     13.2 In the event that either PARTY is in default under this Agreement, the other may give written notice to the defaulting PARTY, calling attention thereto. A failure by the JVC to make a payment required under Article 5 or any other material breach by a PARTY which is not corrected within 60 (Sixty) days after the date of receipt of such notice shall entitle the non-defaulting PARTY at any time thereafter to terminate this Agreement by giving written notice to that effect. A PARTY's right to terminate pursuant to this Article 13.2 shall be at its option and shall not constitute a waiver of its other rights or remedies with respect to said default, and the failure to exercise any such right in the event of any occurrence giving rise thereto, shall not constitute a waiver of the right in the event of any subsequent occurrence.

     13.3 Notwithstanding any other provision to the contrary in this Agreement, MEMC may terminate this Agreement upon giving 90 (ninety) days' written notice to JVC in the event that:-

          13.3.1 MEMC's holding of a direct and/or indirect interest in JVC Equity Shares falls below [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] of the total number of JVC Equity Shares without MEMC being in breach of Clause 4.2 of the Joint Venture Agreement;

          13.3.2 MEMC is no longer a party to the Joint Venture Agreement;

          13.3.3 MEMC or MEMC's representative is prohibited from voting as a shareholder or director of the JVC or prohibited from participating in the management of the JVC due to a Malaysian statutory or regulatory restriction which would result in a situation where in the reasonable opinion of MEMC, its right and interest in the JVC or under the Joint Venture Agreement or this Agreement will be impaired; or

          13.3.4 the Joint Venture Agreement is terminated for any reason.

     13.4 Termination or expiration of this Agreement shall not terminate the following:-

          13.4.1 the licences granted to MEMC pursuant to Articles 4.2 and 4.4;

          13.4.2 the respective obligations of the PARTIES to observe:-

               i)   their confidentiality obligations herein;

               ii)  their obligations under Articles 6.1 and 6.2;

               iii) their  obligations  under the first two sentences of Article
                    14.1 and the first sentence of Article 14.2; and

               iv) any of the obligations of the PARTIES which arise prior to a termination or expiration and the remedies of either PARTY provided in this Agreement with respect thereto; and

          13.4.3 the payment obligations of the JVC pursuant to Article 5.

     13.5 Upon the expiration or termination of this Agreement for any reason, the JVC shall discontinue using the MEMC Technical Information and the JVC shall return to MEMC originals and copies of all portions of any notes, reports, photographs, manuals, memoranda, plans, drawings, flow sheets, records or other documents containing any MEMC Technical Information provided, directly or indirectly to and in the JVC's possession and further agrees to destroy all portions of any copies of any materials prepared by the JVC, its employees or representatives which contain MEMC Technical Information.


ARTICLE 14 EXPORT OF TECHNICAL INFORMATION

     14.1 Notwithstanding other provisions of this Agreement, the JVC agrees to make no disclosure of or use any MEMC Technical Information furnished or made known to the JVC pursuant to this Agreement, except in compliance with the laws and regulations of the United States of America, and in particular, the JVC agrees not to export, directly or indirectly, either the MEMC Technical Information or the "direct product" thereof to any country or countries for which a validated license is required pursuant to the Export Regulations pertaining to the exportation of technical data and the "direct product" thereof, promulgated by the Bureau of Export Administration of the United States Department of Commerce.

     The term "direct product" as used above is defined to mean the immediate product (including processes and services) produced directly by the use of the technical data. MEMC agrees to notify the JVC from time to time what legal restrictions under the laws of the U.S. are applicable to disclosure or use of MEMC Technical Information.

     14.2 Notwithstanding other provisions of this Agreement, MEMC agrees to make no disclosure of or use JVC Technical Information except in compliance with the export laws and regulations of Malaysia. The JVC agrees to notify MEMC from time to time what legal restrictions under the export laws of Malaysia are applicable to disclosure or use of JVC Technical Information.


ARTICLE 15 TRADEMARKS

     15.1 MEMC hereby grants to the JVC, the non-exclusive right to use the MEMC Trademarks identified in "Annexure D" to identify Wafers made by the JVC for such period commencing from the Date of this Agreement and expiring (unless MEMC elects otherwise, at its absolute discretion) on the date on which MEMC ceases to maintain control of the JVC or to hold a direct and/or indirect interest in 51% (Fifty One Percent) or more of the total number of JVC Equity Shares from time to time and this Agreement continues in full force and effect.

     15.2 At all times, MEMC shall have the right to inspect at reasonable times, the operations and products of the JVC which bear or are identified by any MEMC Trademark for the purpose of assuring that MEMC standards of quality and performance are maintained by the JVC. The JVC's right to use the MEMC Trademarks shall be terminated at any time if MEMC, in its sole discretion, determines that the MEMC's standards of quality and performance are not being maintained by the JVC or if there are any restrictions whatsoever placed on the right of MEMC to inspect the operations and products of the JVC which bear any MEMC Trademark.

     15.3 Ownership of the MEMC Trademarks including the goodwill of the business symbolized thereby shall be vested at all times in MEMC and the JVC shall not claim any title, right or interest (other than as provided in this Agreement) in any of the MEMC Trademarks.

     15.4 Upon the registration of MEMC as the proprietor of any of the MEMC Trademarks in any of the countries comprised in the Region, MEMC will join the JVC in making an application to the Registrar of Trade Marks in the country concerned for the purpose of securing the registration of the JVC as a registered user of the MEMC Trademarks concerned.

     15.5 The JVC hereby covenants with MEMC that the JVC will:-

          15.5.1 not during the continuance of this Agreement or at any time after the termination or expiry of this Agreement or of the licence granted under Article 15.1, manufacture or sell Wafers on behalf of or for others which use the same or similar marks to the MEMC Trademarks or simulate in any way, the get-up or design of Wafers upon which the MEMC Trademarks shall be used and/or which is sold under any of the MEMC Trademarks;

          15.5.2 make such use of the MEMC Trademarks as will be necessary to maintain the validity of the MEMC Trademarks in the Region;

          15.5.3 notify MEMC of any conflicting use of the MEMC Trademarks or of any acts of infringement or unfair competition involving the MEMC Trademarks forthwith upon the same being brought to the JVC's attention or knowledge;

          15.5.4 assist MEMC (at MEMC's cost) in instituting proceedings against third parties to prevent any infringement or any acts of unfair competition involving the MEMC Trademarks;

          15.5.5 save with MEMC's prior written consent, not settle in any circumstances, any claim or action against third parties for any infringement or acts of unfair competition involving the MEMC Trademarks;

          15.5.6 not use the MEMC Trademarks in a manner likely to prejudice the protection afforded to it by law and/or their validity; and

          15.5.7 not at any time, do or suffer to be done, any act or thing which may in any way impair the rights of MEMC in and to the MEMC Trademarks or represent that the JVC has any title, right or interest (other than pursuant to this Agreement) in the MEMC Trademarks.

ARTICLE 16            MISCELLANEOUS

     16.1 This Agreement constitutes the full understanding of the PARTIES with respect to the subject matter contained herein and supersedes all prior agreements or understandings, whether oral or written, with respect to such matter. There are no representations or warranties made by any of the PARTIES with respect to the subject hereof, including, but not limited to, patent infringement or third party proprietary rights, failure of performance, or accuracy and completeness save as specifically set forth in this Agreement or in a document signed by a party hereto, in which document it is expressly stated that the statements therein are representations, conditions, or undertakings for the purpose of this Agreement. No terms, conditions, understandings, or agreements purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by a duly authorized representative of the party to be bound.

     16.2 Failure of a party to insist upon strict and punctual performance of any provision hereof shall not constitute a waiver of, or estoppel against, asserting the right to require such performance, nor shall any one waiver or estoppel constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

     16.3 If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction, then:-

          16.3.1 the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable will be unaffected;

          16.3.2 the effect of the ruling will be limited to the jurisdiction of the court or other governmental body making the ruling;

          16.3.3 the provision(s) held wholly or partly invalid or unenforceable will be deemed amended, and the court or other government body or an arbitrator appointed as permitted pursuant to the Agreement is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the PARTIES' intent as manifested herein.

          16.3.4 if the ruling, and/or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question as originally set forth in this Agreement will be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

     16.4 This Agreement shall be executed in English. The terms and provisions hereof are to be interpreted in accordance with their plain English meaning. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be the original. The English text of this Agreement shall prevail over any translation.

-------------------------------------------------------------------------------

     IN WITNESS WHEREOF the PARTIES hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives MEMC executing this Agreement within 60 (Sixty) days from the execution hereof by the JVC.


SIGNED by                                   ) /s/ Robert M. Sandfort
                                            )     President and Chief Operating
for and on behalf of                        )     Officer
MEMC ELECTRONIC MATERIALS,                  )
INC, MEMC aforesaid in the presence of:-    )

/s/ Helene F. Hennelly
    Corporate Vice President,
    General Counsel & Secretary


SIGNED by                                   ) /s/ Samuel Tennison
                                            )
for and on behalf of                        )
MEMC KULIM ELECTRONIC                       )
MATERIALS SDN BHD                           )
the JVC aforesaid in the presence of:-      )

/s/ Narayanaswami